Filed Pursuant to Rule 433
Registration No. 333-163043
November 12, 2009
Zimmer Holdings, Inc.
$500,000,000      4.625% Notes due 2019
$500,000,000      5.750% Notes due 2039
Pricing Term Sheet

$500,000,000 4.625% Notes due 2019

Issuer:	Zimmer Holdings, Inc.

Security:	4.625% Notes due 2019

Size:	$500,000,000

Maturity Date:	November 30, 2019

Coupon:	4.625%

Interest Payment Rates	4.625%

Interest Payment Dates:	Each November 30 and May 30, commencing May 30, 2010

Price to Public:	99.926%

Benchmark Treasury:	3.625% due August 15, 2019

Benchmark Treasury Yield:	3.454%

Spread to Benchmark Treasury:	T+118 bps

Yield:	4.634%

Make-Whole Call:	T+20 bps

Expected Settlement Date:	November 17, 2009

CUSIP:	98956PAA0

Ratings:	Baa1 (Moody’s) / A- (S&P)

Joint Book-Running Managers:	Banc of America Securities LLC
Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.
BNP Paribas Securities Corp.
Credit Suisse Securities (USA) LLC
RBS Securities Inc.

Co-Managers:	Mitsubishi UFJ Securities (USA), Inc.
Deutsche Bank Securities Inc.
KeyBanc Capital Markets Inc.
Daiwa Securities America Inc.
Mizuho Securities USA Inc.
Fifth Third Securities, Inc.
HSBC Securities (USA) Inc.

$500,000,000 5.750% Notes due 2039

Issuer:	Zimmer Holdings, Inc.

Security:	5.750% Notes due 2039

Size:	$500,000,000

Maturity Date:	November 30, 2039

Coupon:	5.750%

Interest Payment Rates	5.750%

Interest Payment Dates:	Each November 30 and May 30, commencing May 30, 2010

Price to Public:	99.826%

Benchmark Treasury:	4.250% due May 15, 2039

Benchmark Treasury Yield:	4.412%

Spread to Benchmark Treasury:	T+135 bps

Yield:	5.762%

Make-Whole Call:	T+25 bps

Expected Settlement Date:	November 17, 2009

CUSIP:	98956P AB8

Ratings:	Baa1 (Moody’s) / A- (S&P)

Joint Book-Running Managers:	Banc of America Securities LLC
Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.
BNP Paribas Securities Corp.
Credit Suisse Securities (USA) LLC
RBS Securities Inc.

Co-Managers:	Mitsubishi UFJ Securities (USA), Inc.
Deutsche Bank Securities Inc.
KeyBanc Capital Markets Inc.
Daiwa Securities America Inc.
Mizuho Securities USA Inc.
Fifth Third Securities, Inc.
HSBC Securities (USA) Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling or e-mailing Banc of America Securities LLC at 1-800-294-1322 or dg.prospectus_distribution@bofasecurities.com, by calling Citigroup Global Markets Inc. toll free at 1-877-858-5407 or by calling J.P. Morgan Securities Inc. at (212) 834-4533.